PROMISSORY NOTE

August 30, 2010

FOR VALUE RECEIVED, Kinetic Resources Corp., a Nevada Corporation, promises to pay Luis Antonio Delgado Gonzalez, on or before September 30, 2012, the amount of Fifteen Thousand Dollars ($15,000.00) in the currency of the United States, without interest.

Time shall be the essence of this Promissory Note.

This Promissory Note shall be governed by and constituted in accordance with the laws of the State of Nevada.

KINETIC RESOURCES CORP.

Per /s/ Luis Antonio Delgado Gonzalez
Luis Antonio Delgado Gonzalez, Pres., CEO, CFO